     In connection with the securities  offered from the registration  statement
(File  No. 333-141879) by means of this prospectus  supplement,  a filing fee of
$507.01,  calculated in accordance with  Rules 456(b) and 457(r),  has been paid with respect to $16,514,878.64  aggregate offering price of the securities being registered  (based on a per common share price of $51.32)  estimated  solely for purposes of computing  the  registration  fee on the basis of the average of the high and low  prices of the  common  shares as  reported  on the New York  Stock
Exchange on September 5, 2007.

                                             Filed pursuant to Rule 424(b)(7)
                                       Registration Statement No.  333-141879

SUPPLEMENT No. 5, dated September 5, 2007 to
Prospectus Supplement, dated April 23, 2007
To Prospectus dated April 4, 2007

                              HOME PROPERTIES, INC.
                         321,802 Shares of Common Stock
                        _________________________________

     This supplement no. 5 supplements and amends supplement no. 4, dated August
29, 2007,  supplement  no. 3, dated August 3, 2007,  supplement no. 2 dated June
22, 2007,  supplement no. 1, dated May 10, 2007,  prospectus  supplement,  dated
April 23, 2007,  and the  Prospectus,  dated April 4, 2007, of Home  Properties,
Inc. (which we refer to collectively as the prospectus).

     The  prospectus  and this  supplement no. 5 relate to the sale from time to time by certain selling  securities  holders of common stock of Home Properties,
Inc.  (referred to as "Home  Properties,"  "we" or "us") which may be issued, at our option,  upon  exchange of the 4.125%  Senior  Exchangeable  Notes due 2026,
issued by our subsidiary Home  Properties,  L.P. and guaranteed by us. The notes may,  under certain  circumstances,  be exchanged for the lesser of the exchange value and the principal  amount of the notes and, at our option,  cash or shares of Home  Properties'  common  stock  for the  exchange  value in  excess  of the principal  amount of the notes. The exchange value will be based on the exchange rate and the then-trading  price of the common shares. The initial exchange rate is  subject  to  adjustment  in  certain  circumstances.  The  number  of shares registered  under the  prospectus  and this  supplement  no. 5 assumes  that the initial  exchange rate has been  adjusted to the maximum  provided for under the indenture pursuant to which the notes were issued ($16.0901 shares per $1,000).

     We will not receive any of the  proceeds of any sale of our common stock by any selling securities holder. Our registration of the common stock and issuance of the  prospectus  and this  supplement  no. 5 with  respect  thereto  does not necessarily mean that the holders of the notes will exchange them or, if they do exchange them,  that the exchange value will exceed the principal  amount of the notes; that we will elect to pay any such excess with shares of common stock; or
that the selling securities holders will elect to sell any such shares.

     This supplement no. 5 supplements  information contained in the prospectus.
This supplement no. 5 should be read in conjunction with the prospectus,  and is qualified by reference to the prospectus.  This supplement no. 5 is not complete without,  and may  only  be  delivered  or  utilized  in  connection  with,  the prospectus,  including any amendments or supplements thereto. The prospectus and this  supplement no. 5 form a part of a registration  statement filed by us with the Securities and Exchange Commission.

     NEITHER THE  SECURITIES AND EXCHANGE  COMMISSION  NOR ANY STATE  SECURITIES
COMMISSION HAS APPROVED OR  DISAPPROVED  OF THESE  SECURITIES OR PASSED UPON THE
ADEQUACY  OR  ACCURACY  OF  THIS  SUPPLEMENT  NO.  5  OR  THE  PROSPECTUS.   ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        _________________________________

             The date of this supplement no. 5 is September 5, 2007

                           SELLING SECURITIES HOLDERS

     The  selling  securities  holders  may  from  time to time  offer  and sell pursuant to the prospectus  and this  Supplement No. 5 any and all of the shares of our common stock issuable upon exchange of the notes. Our registration of the shares of common stock issuable upon exchange of the notes does not  necessarily mean that the  holders of the notes will  exchange  them or, if they do exchange them,  that the exchange  value will exceed the  principal  amount of the notes;
that we will elect to pay any such excess with shares of common  stock;  or that the  selling  securities  holders  will elect to sell any such  shares of common stock they may receive upon an exchange.  In connection  with the offer and sale of the notes, we agreed to register the shares of common stock for resale by the holders. We will not receive any of the proceeds of any sale of our common stock by any selling securities holder.

     The information set forth in the following table is based upon  information provided by or on behalf of the named selling  securities holders received on or prior to September 4, 2007,  and  supplements  and amends the table set forth in the prospectus under the heading "Selling  Securities  Holders." The information set forth below is subject to the  qualifications  and  limitations set forth in the prospectus,  including that selling  securities holders identified below may have sold,  transferred or otherwise disposed of all or a portion of their notes since the date on which they  provided  the  information  to us in  transactions exempt from the  registration  requirements  of the  Securities  Act of 1933. No notes have been exchanged as of the date of this prospectus  supplement.  We may determine not to issue shares of common stock in exchange for notes tendered for exchange and,  instead,  pay the excess,  if any, of the exchange price over the principal amount of the exchanged notes in cash. The selling  securities holders may offer all,  some or none of the common stock  issuable  upon exchange of the notes.

     We have assumed for purposes of the table below that the selling securities holders will  exchange  all of their notes,  that we will issue shares of common stock for the  excess of the  exchange  value over the  principal  amount of the note,  that the exchange  value is the maximum  provided for under the indenture
(16.0901 per $1,000),  and that the selling  securities holders will sell all of such  shares  of  common  stock  pursuant  to  this  supplement  no. 5  and  the prospectus.  We have also  assumed  that any other  shares of our  common  stock beneficially  owned  by the  selling  securities  holders  will  continue  to be beneficially owned.

     To our knowledge, none of the selling securities holders has, or within the past three years has had, any position,  office or other  material  relationship with us or any of our predecessors or affiliates.

                                                      Maximum number of
                               Number of shares        shares that may          Number of shares
                               of common stock        be offered pursuant       of common stock
                              beneficially owned           to this             beneficially owned     % of shares
Name and Address             prior to the offering   prospectus supplement     after the offering     outstanding(1)
----------------             ---------------------   ---------------------     ------------------    ----------------

Lehman Brothers, Inc.             321,802                  321,802                     0                   *
1301 6th Avenue
13th Floor
New York, NY 10019

*Less than 1%

(1) The percentage of common stock beneficially owned by each selling securities holder is based on 33,528,222  shares of common stock outstanding as of June 30,
2007. It is also based on information  provided by the selling  security holders and assumes  issuance of the maximum number of shares  issuable upon exchange of the notes.